Exhibit 99.1

K12 Inc. Reports Third Quarter 2010 Results

K12's Third Quarter Revenues up 25%, Operating Income Increases 40%

HERNDON, Va.--(BUSINESS WIRE)--May 10, 2010--K12 Inc. (NYSE:LRN), a leading provider of proprietary, technology-based curriculum and education services created for online delivery to students in kindergarten through 12th grade, today announced its results for the third quarter of fiscal year 2010.

Revenues for the third quarter of fiscal year 2010 (FY 2010) grew to $96.6 million, an increase of 25.2 percent over the third quarter in the prior year, primarily due to strong enrollment growth. EBITDA increased 23.0 percent to $16.4 million for the third quarter of FY 2010 over the same quarter in the prior year. Net income - K12 Inc. for the quarter was $6.1 million as compared to Net income - K12 Inc. of $3.5 million in the same period in the prior year. Operating income improved to $10.4 million, an increase of 40.0 percent compared with the third quarter of fiscal year 2009 (FY 2009).

Ron Packard, Chief Executive Officer of K12 Inc., stated, “We are quite pleased with our quarterly results. It is the result of delivering value to our customers in an increasingly efficient manner. More states, districts and students are seeking out K12 as they look for the highest quality education possible."

For the three months ended March 31, 2010 (Third Quarter of Fiscal Year 2010)

  Revenues for the third quarter were $96.6 million, an increase of $19.5 million or 25.2 percent, as compared to revenues of $77.2 million for the third quarter of FY 2009. Average enrollments for the third quarter were 67,560, an increase of 20.6 percent over the third quarter of FY 2009.
  Operating income for the third quarter was $10.4 million, an increase of $3.0 million or 40.0 percent, as compared to operating income of $7.4 million for the third quarter of FY 2009. Operating margins increased to 10.7 percent of revenue, representing a gross increase of 1.1 percentage points, as compared to 9.6 percent for the third quarter of FY 2009.
  Income tax expense for the third quarter was $3.9 million, representing an effective tax rate of 39.2 percent. Income tax expense for the third quarter of FY 2009 was $3.5 million.
  Net income - K12 Inc. for the third quarter was $6.1 million as compared to Net income - K12 Inc. of $3.5 million for the third quarter of FY 2009.
  Diluted net income attributable to common stockholders per share for the third quarter was $0.20 as compared to diluted net income attributable to common stockholders per share of $0.12 for the third quarter of FY 2009.
  EBITDA for the third quarter was $16.4 million, an increase of $3.1 million or 23.0 percent, as compared to EBITDA of $13.4 million for the third quarter of FY 2009. EBITDA as a percentage of revenue was 17.0 percent, representing a gross decrease of 0.3 percentage points, as compared to 17.3 percent for the third quarter of FY 2009.

For the nine months ended March 31, 2010 (First nine months of Fiscal Year 2010)

  Revenues for the first nine months of FY 2010 were $296.1 million, an increase of $52.7 million or 21.7 percent, as compared to revenues of $243.4 million for the first nine months of FY 2009. Average enrollments for the first nine months were 67,755, an increase of 21.8 percent over the first nine months of FY 2009.
  Operating income for the first nine months of FY 2010 was $37.3 million, an increase of $14.7 million or 65.2 percent, as compared to operating income of $22.6 million for the first nine months of FY 2009. Operating margins increased to 12.6 percent of revenue, representing a gross increase of 3.3 percentage points, as compared to 9.3 percent for the first nine months of FY 2009.
  Income tax expense for the first nine months of FY 2010 was $13.7 million, representing an effective tax rate of 37.7 percent. Income tax expense for the first nine months of FY 2009 was $9.6 million.
  Net income - K12 Inc. for the first nine months of FY 2010 was $22.9 million as compared to Net income - K12 Inc. of $13.0 million for the first nine months of FY 2009.
  Diluted net income attributable to common stockholders per share for the first nine months of FY 2010 was $0.76 as compared to diluted net income attributable to common stockholders per share of $0.44 for the first nine months of FY 2009.
  EBITDA for the first nine months of FY 2010 was $55.7 million, an increase of $18.2 million or 48.4 percent, as compared to EBITDA of $37.5 million for the first nine months of FY 2009. EBITDA as a percentage of revenue improved to 18.8 percent, representing a gross increase of 3.4 percentage points, as compared to 15.4 percent for the first nine months of FY 2009.

Cash and Capital Expenditures

  As of March 31, 2010, the Company had cash and cash equivalents of $66.5 million.
  Capital expenditures for the nine months ended March 31, 2010 were $17.6 million, including $9.3 million for investments in capitalized curriculum and $7.5 million in property and equipment, including internally developed and purchased software, and cash placed in escrow of $0.8 million. In addition, the Company financed purchases of $12.2 million of computers and software, primarily for use by students through capital leases.

FY 2010 Outlook

Based on the strength of third quarter year-to-date results, the Company is raising its income guidance. The Company is forecasting for fiscal year 2010, revenues of $380 million to $390 million, operating income of $31 million - $35 million and EBITDA of $57 million to $61 million.

In addition, the Company is forecasting for fiscal year 2010:

  Net income – K12 Inc. of $18.7 million to $21.2 million
  Depreciation and amortization of approximately $26 million
  Non-cash stock compensation expense of $6.0 million to $6.5 million
  Interest expense, net of interest income of approximately $1.3 million
  Estimated tax rate of approximately 37.9 percent, inclusive of tax credits
  Capital expenditures of approximately $38 million, including purchases financed with capital leases

Forward Statements

This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: the reduction of per pupil funding amounts at the schools we serve; reputation harm resulting from poor performance or misconduct of other virtual school operators; challenges from virtual public school opponents; failure of the schools we serve to comply with regulations resulting in a loss of funding; discrepancies in interpretation of legislation by regulatory agencies that may lead to payment or funding disputes; termination of our contracts with schools due to a loss of authorizing charter; failure to renew existing contracts with schools; increased competition; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of May 10, 2010, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Conference Call

The Company will discuss its third quarter 2010 financial results and its outlook for fiscal year 2010 during a conference call scheduled for Monday, May 10, 2010 at 5:00 p.m. eastern time (ET).

The conference call will be webcast and available on the K12 web site at www.K12.com through the investor relations link. Please access the web site at least 15 minutes prior to the start of the call to register and download and install any necessary software.

To participate in the live call, investors should dial 866.788.0547 (domestic) or 857.350.1685 (international) at 4:50 p.m. (ET). The participant passcode is 50071888.

A replay of the call will be available starting on May 10, 2010, through May 17, 2010, at 888-286-8010 (domestic) or 617-801-6888 (international) passcode 87205392. It will also be archived at www.k12.com in the investor relations section for 60 days.

The following table sets forth average enrollment data for each of the periods indicated:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2009	2010	2009

Total Enrollments	67,560	56,022	67,755	55,647

Managed Enrollments as percentage of total enrollments	85.5%	85.7%	85.3%	85.5%
Non-managed Enrollments as a percentage of total enrollments	14.5%	14.3%	14.7%	14.5%
Total enrollments	100.0%	100.0%	100.0%	100.0%

High School enrollments as a percentage of total enrollments	22.0%	18.6%	22.1%	19.0%
K-8 enrollments as a percentage of total enrollments	78.0%	81.4%	77.9%	81.0%
Total enrollments	100.0%	100.0%	100.0%	100.0%

K12 INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009

Revenues	$96,627	$77,164	$296,149	$243,407

Cost and expenses
Instructional costs and services	56,479	47,868	166,161	152,601
Selling, administrative, and other operating expenses	26,843	19,467	85,069	61,189
Product development expenses	2,924	2,415	7,577	7,015

Total costs and expenses	86,246	69,750	258,807	220,805

Income from operations	10,381	7,414	37,342	22,602
Interest expense, net	(361)	(361)	(1,042)	(518)

Income before income tax expense and noncontrolling interest	10,020	7,053	36,300	22,084
Income tax expense	(3,927)	(3,490)	(13,676)	(9,642)
Net income	6,093	3,563	22,624	12,442
Add (less) net loss (net income) attributable to noncontrolling interest	36	(16)	226	539

Net income – K12 Inc.	$6,129	$3,547	$22,850	$12,981

Net income attributable to common stockholders per share:
Basic	$0.20	$0.12	$0.77	$0.45

Diluted	$0.20	$0.12	$0.76	$0.44

Weighted average shares used in computing per share amounts:
Basic	29,951,327	28,863,137	29,658,076	28,664,900

Diluted	30,352,974	29,466,247	30,023,341	29,613,784

K12 INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	March 31,	June 30,
	2010	2009

ASSETS
Current assets
Cash and cash equivalents	$66,491	$49,461
Restricted cash and cash equivalents	3,342	2,500
Accounts receivable, net of allowance of $1,908 and $1,555 at March 31, 2010 and June 30, 2009, respectively	93,413	52,532
Inventories, net	22,820	32,052
Current portion of deferred tax asset	4,855	3,888
Prepaid expenses	8,636	7,810
Other current assets	6,368	3,454

Total current assets	205,925	151,697
Property and equipment, net	43,183	37,860
Capitalized curriculum development costs, net	37,166	31,649
Deferred tax asset, net of current portion	4,116	14,619
Goodwill	1,825	1,825
Deposits and other assets	2,247	2,526

Total assets	$294,462	$240,176

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$12,108	$10,366
Accrued liabilities	5,909	7,329
Accrued compensation and benefits	9,942	8,291
Deferred revenue	15,202	3,389
Current portion of capital lease obligations	11,926	10,240
Current portion of notes payable	950	1,034

Total current liabilities	56,037	40,649
Deferred rent, net of current portion	2,243	1,699
Capital lease obligations, net of current portion	10,145	9,222
Notes payable, net of current portion	974	1,906

Total liabilities	69,399	53,476

Commitments and contingencies
Equity:
K12 Inc. stockholders’ equity
Common stock, par value $0.0001; 100,000,000 shares authorized; 30,262,378 and 29,290,486 shares issued and outstanding at March 31, 2010 and June 30, 2009, respectively	3	3
Additional paid-in capital	359,043	343,304
Accumulated deficit	(138,171)	(161,021)

Total K12 Inc. stockholders’ equity	220,875	182,286
Noncontrolling interest	4,188	4,414

Total equity	225,063	186,700

Total liabilities and equity	$294,462	$240,176

K12 INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended March 31,
	2010	2009

Cash flows from operating activities
Net income	$22,624	$12,442
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	18,365	14,914
Stock based compensation expense	4,547	2,000
Excess tax benefit from stock-based compensation	(4,204)	(7,090)
Deferred income taxes	13,741	9,526
Provision for doubtful accounts	353	(402)
Provision for inventory obsolescence	558	35
Reduction of student computer shrinkage and obsolescence	(217)	195
Changes in assets and liabilities:
Accounts receivable	(41,234)	(44,760)
Inventories	8,673	(2,659)
Prepaid expenses	(826)	(901)
Other current assets	(2,914)	(1,858)
Deposits and other assets	262	(733)
Accounts payable	1,741	54
Accrued liabilities	(1,419)	5,283
Accrued compensation and benefits	1,651	(4,996)
Deferred revenue	11,813	10,365
Deferred rent	544	30

Net cash provided by (used in) operating activities	34,058	(8,555)

Cash flows from investing activities
Purchase of property and equipment	(7,487)	(10,605)
Purchase of domain name	—	(16)
Capitalized curriculum development costs	(9,305)	(10,695)
Cash invested in restricted cash	(842)	(1,000)

Net cash used in investing activities	(17,634)	(22,316)

Cash flows from financing activities
Repayments on capital lease obligations	(9,575)	(6,358)
Proceeds from notes payable	—	3,130
Repayments on notes payable	(1,011)	(383)
Proceeds from noncontrolling interest contribution	—	5,000
Proceeds from exercise of stock options	6,938	7,147
Proceeds from exercise of stock warrants	50	—
Excess tax benefit from stock-based compensation	4,204	7,090

Net cash provided by financing activities	606	15,626

Net change in cash and cash equivalents	17,030	(15,245)

Cash and cash equivalents, beginning of period	49,461	71,682

Cash and cash equivalents, end of period	$66,491	$56,437

Non-GAAP Financial Measures

EBITDA

EBITDA consists of net income minus interest income, minus income tax benefit, minus noncontrolling interest benefit, plus interest expense, plus income tax expense, plus noncontrolling interest loss and plus depreciation and amortization. Interest income consists primarily of interest earned on short-term investments or cash deposits. Interest expense consists primarily of interest expense for capital leases, long-term and short-term borrowings. We use EBITDA as a measure of operating performance. However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not consider certain cash requirements such as tax payments.

We believe EBITDA is useful to an investor in evaluating our operating performance because it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of our capital structure and the method by which assets were acquired. Our management uses EBITDA as a measurement of operating performance, because it assists us in comparing our performance on a consistent basis, as it removes depreciation, amortization, interest and taxes. We also use EBITDA in presentations to the members of our board of directors to enable our board to have the same measurement basis of operating performance as is used by management to compare our current operating results with corresponding prior periods and with the results of other companies in our industry.

The following table provides a reconciliation of net income to EBITDA:
(in thousands)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,

	2010	2009	2010	2009

Net Income - K12 Inc.	$6,129	$3,547	$22,850	$12,981

Interest expense, net	361	361	1,042	518

Income tax expense, net	3,927	3,490	13,676	9,642

Noncontrolling interest, net of tax	(36)	16	(226)	(539)

Depreciation and amortization	6,052	5,941	18,365	14,914

EBITDA	$16,433	$13,355	$55,707	$37,516

The following table provides a reconciliation of net income to EBITDA for the full year outlook: (in millions)

	Full Year FY 2010
	Outlook

	Low	High

Net Income - K12 Inc.	$18.7	$21.2

Interest expense, net	1.3	1.3

Income tax expense, net	11.3	12.8

Net loss attributable to noncontrolling interest	(0.3)	(0.3)

Depreciation and amortization	26.0	26.0

EBITDA	$57.0	$61.0

About K12

K12 Inc. (NYSE: LRN), a technology-based education company, is the nation's largest provider of proprietary curriculum and online education programs to students in kindergarten through high school. K12(R) provides high quality, customized education solutions to school districts, charter schools, and directly to families ranging from individual courses to classroom and hybrid programs to full-time virtual school programs.

In partnership with charter schools and school districts, K12 serves online public schools in 25 states and the District of Columbia. The Company also operates the K12 International AcademyTM, an accredited, diploma-granting online private school serving students in over 40 countries. Since its founding, K12 has provided more than 1.5 million courses to over 150,000 students worldwide. More information can be found at www.K12.com.

K12(R) is a registered trademark and the K12 logo, xPotential and Unleash the xPotential are trademarks of K12 Inc.

CONTACT:
K12 Inc.
Investor Contact:
Keith Haas
SVP, Finance and Investor Relations
703-483-7077
khaas@k12.com
or
Press Contact:
Jeff Kwitowski
VP, Public Relations
703-483-7281
jkwitowski@k12.com